PRESS RELEASE

FOR:	MDC Partners Inc.	CONTACT:	David Doft
	745 Fifth Avenue, 19th Floor		Chief Financial Officer
	New York, NY 10151		646-429-1818
ddoft@mdc-partners.com

MDC PARTNERS INC. REPORTS RESULTS FOR THE
THREE MONTHS ENDED MARCH 31, 2012

FIRST QUARTER HIGHLIGHTS:

•	Revenue increased to $236.0 million versus $215.1 million in Q1 2011, an increase of 9.7%
•	Organic revenue increased 5.4% for Q1 2012
•	EBITDA decreased to $7.5 million versus $15.4 million in Q1 2011
•	Total Free Cash Flow including working capital improved to $67.9 million versus an outflow of ($30.5) million in Q1 2011
•	Net new business wins of $49.6 million for Q1 2012, a 506% year-over-year increase
•	Net debt declined $41.9 million to $335.2 million at March 31, 2012, from $377.1 million at December 31, 2011; on target to achieve long term leverage goals

NEW YORK, NY (May 2, 2012) – MDC Partners Inc. (“MDC Partners” or the “Company”) today announced financial results for the three months ended March 31, 2012.

Miles S. Nadal, Chairman and Chief Executive Officer of MDC Partners, said, “We delivered solid results in the first quarter and have positioned the company nicely to deliver on our annual financial projections. Our net new business wins of $49.6 million, a 506% increase from the $8.2 million we had in the first quarter of last year, underscore the truly unique business that we have built and the excitement clients have for our innovative work. Looking ahead, we remain focused on profitable organic growth, expanding margins, improving free cash flow, and de-levering the balance sheet.   With reduced leverage, over the next several years we expect a material amount of incremental EBITDA to convert to free cash flow, which should have positive implications for our shareholders.”

Guidance for 2012 is maintained as follows:

Implied
	2012	Year over Year
	Guidance	Change
Revenue	$1,050 - $1,075 million	+11.3% to +14.0%
EBITDA	$110 - $115 million	+21.2% to +26.7%
Free Cash Flow	$35 - $40 million	+50.8% to +72.3%
+ Change in Working Capital and Other	+$25 million
Total Free Cash Flow	$60 - $65 million	+10.6% to +19.8%

Implied EBITDA Margin	10.5% - 10.7%	+90 to +110 basis points

Consolidated revenue for the first quarter of 2012 was $236.0 million, an increase of 9.7% compared to $215.1 million in the first quarter of 2011. EBITDA (as defined) for the first quarter of 2012 was $7.5 million compared to $15.4 million in the first quarter of 2011, due to increased severance expense and the impact of investment activity begun in the second half of 2011. Loss attributable to MDC Partners in the first quarter was ($26.3) million compared to a loss of ($8.7) million in the first quarter of 2011. Diluted loss per share from continuing operations attributable to MDC Partners common shareholders for the first quarter of 2012 was ($0.87) compared to a loss of ($0.30) per share in the same period of 2011. Free cash flow from operations (as defined) was $(7.9) million in the first quarter of 2012, compared with $0.5 million in the first quarter of 2011.

“We made good progress against achieving our long-term goal for leverage of below 2.5 times EBITDA," said David Doft, CFO of MDC Partners.  "At quarter-end, our net debt showed a material improvement from year-end 2011, decreasing by $41.9 million and ending the quarter with $156 million of capacity.   While we do have a substantial amount of acquisition consideration coming due this year in the second quarter as well as next year, our balance sheet and cash position will only improve as we pay-down these liabilities and as we limit our investment spend to the $15 million we budgeted for the year.”

Conference Call

Management will host a conference call on Thursday, May 3, 2012 at 8:00 a.m. (EST) to discuss results. The conference call will be accessible by dialing 1-412-317-6760 or toll free 1-866-524-3160. An investor presentation has been posted on our website www.mdc-partners.com and will be referred to during the conference call.

A recording of the conference call will be available until Wednesday, May 16, by dialing 1-412-317-0088 or toll free 1-877-344-7529 (passcode 10013193) or by visiting our website at www.mdc-partners.com.

About MDC Partners Inc.

MDC is a Business Transformation Organization that utilizes technology, marketing communications, data analytics and insights and strategic consulting solutions to drive meaningful returns on Marketing and Communications Investments for multinational clients in the United States, Canada, Europe, and the Caribbean.

MDC’s durable competitive advantage is to Empower the Most Talented Entrepreneurial Thought Leaders to Drive Business Success to new levels of Achievement, for both our Clients and our Shareholders, reinforcing MDC's reputation as "The Place Where Great Talent Lives."

MDC Partners' Class A shares are publicly traded on NASDAQ under the symbol "MDCA" and on the Toronto Stock Exchange under the symbol "MDZ.A".

Non-GAAP Financial Measures

In addition to its reported results, MDC Partners has included in this earnings release certain financial results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company's results. These non-GAAP financial measures relate to: (1) presenting EBITDA and EBITDA margin (as defined) for the three months ended March 31, 2012 and 2011; and (2) presenting Total Free Cash Flow, Free Cash Flow and Free Cash Flow per Share (as defined) for the three months ended March 31, 2012 and 2011. Included in this earnings release are tables reconciling MDC’s reported results to arrive at these non-GAAP financial measures.

This press release contains forward-looking statements. The Company’s representatives may also make forward-looking statements orally from time to time. Statements in this press release that are not historical facts, including statements about the Company’s beliefs and expectations, earnings guidance, recent business and economic trends, potential acquisitions, estimates of amounts for deferred acquisition consideration and “put” option rights, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this section. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events, if any.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such risk factors include, but are not limited to, the following:

•	risks associated with severe effects of international, national and regional economic downturn;
•	the Company’s ability to attract new clients and retain existing clients;
•	the spending patterns and financial success of the Company’s clients;
•	the Company’s ability to retain and attract key employees;
•	the Company’s ability to remain in compliance with its debt agreements and the Company’s ability to finance its contingent payment obligations when due and payable, including but not limited to those relating to “put” option right and deferred acquisition consideration;
•	the successful completion and integration of acquisitions which complement and expand the Company’s business capabilities; and
•	foreign currency fluctuations.

The Company’s business strategy includes ongoing efforts to engage in material acquisitions of ownership interests in entities in the marketing communications services industry. The Company intends to finance these acquisitions by using available cash from operations, from borrowings under its credit facility and through incurrence of bridge or other debt financing, any of which may increase the Company’s leverage ratios, or by issuing equity, which may have a dilutive impact on existing shareholders proportionate ownership. At any given time the Company may be engaged in a number of discussions that may result in one or more material acquisitions. These opportunities require confidentiality and may involve negotiations that require quick responses by the Company. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of the Company’s securities.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail in the Annual Report on Form 10-K under the caption “Risk Factors” and in the Company’s other SEC filings.

SCHEDULE 1

MDC PARTNERS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(US$ in 000s, except share and per share amounts)

	Three Months Ended March 31,
	2012	2011

Revenue	$235,978	$215,091

Operating Expenses:
Cost of services sold	177,260	157,762
Office and general expenses	60,372	44,464
Depreciation and amortization	10,001	10,303
	247,633	212,529

Operating profit (loss)	(11,655)	2,562

Other Income (Expenses):
Other income (expense), net	(1,023)	313
Interest expense	(10,996)	(9,564)
Interest income	41	38

Loss from continuing operations before income taxes and equity in affiliates	(23,633)	(6,651)

Income tax expense	1,263	358

Loss from continuing operations before equity in affiliates	(24,896)	(7,009)
Equity in earnings of non-consolidated affiliates	272	255

Loss from continuing operations	(24,624)	(6,754)
Loss from discontinued operations, net of taxes	(300)	(326)
Net loss	(24,924)	(7,080)
Net income attributable to the noncontrolling interests	(1,357)	(1,605)
Net loss attributable to MDC Partners Inc.	$(26,281)	$(8,685)

Loss Per Common Share:
Basic and Diluted:
Loss from continuing operations attributable to MDC Partners Inc. common shareholders	$(0.87)	$(0.30)
Discontinued operations attributable to MDC Partners Inc. common shareholders	$(0.01)	$(0.01)
Loss attributable to MDC Partners Inc. common shareholders	$(0.88)	$(0.31)

Weighted Average Number of Common Shares:
Basic and Diluted	29,889,932	28,200,111

SCHEDULE 2

MDC PARTNERS INC.

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA

(US$ in 000s, except percentages)

For the Three Months Ended March 31, 2012

	Strategic	Performance
	Marketing	Marketing
	Services	Services	Corporate	Total

Revenue	$160,418	$75,560	-	$235,978

Operating income (loss) as reported	$488	$(3,862)	$(8,281)	$(11,655)
margin	0.3%	-5.1%		-4.9%

Add:
Depreciation and amortization	5,099	4,554	348	10,001
Stock-based compensation	1,866	1,691	2,327	5,884
Acquisition deal costs	83	87	570	740
Deferred acquisition consideration adjustments to P&L	2,426	102	-	2,528
Profit distributions from affiliates	-	-	-	-

EBITDA *	$9,962	$2,572	$(5,036)	$7,498
margin	6.2%	3.4%		3.2%

*	EBITDA is a non-GAAP measure, but as shown above it represents operating income (loss) plus depreciation and amortization, stock-based compensation, acquisition deal costs , deferred acquisition consideration adjustments and profit distributions from affiliates.

MDC PARTNERS INC.

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA

(US$ in 000s, except percentages)

For the Three Months Ended March 31, 2011

	Strategic	Performance
	Marketing	Marketing
	Services	Services	Corporate	Total

Revenue	$141,493	$73,598	-	$215,091

Operating income (loss) as reported	$7,723	$1,649	$(6,810)	$2,562
margin	5.5%	2.2%		1.2%

Add:
Depreciation and amortization	5,807	4,392	104	10,303
Stock-based compensation	1,547	505	2,222	4,274
Acquisition deal costs	287	281	429	997
Deferred acquisition consideration adjustments to P&L	(396)	(2,581)		(2,977)
Profit distributions from affiliates	-	-	267	267

EBITDA*	$14,968	$4,246	$(3,788)	$15,426
margin	10.6%	5.8%		7.2%

*	EBITDA is a non-GAAP measure, but as shown above it represents operating income (loss) plus depreciation and amortization, stock-based compensation, acquisition deal costs , deferred acquisition consideration adjustments and profit distributions from affiliates.

Schedule 3

MDC PARTNERS INC.

FREE CASH FLOW

(US$ in 000s, except share and per share amounts)

	Three Months Ended March 31,
	2012	2011
EBITDA	$7,498	$15,426
Net Income Attributable to Noncontrolling Interests	(1,357)	(1,605)
Capital Expenditures, net (1)	(4,594)	(4,863)
Cash Taxes	(24)	(64)
Cash Interest, net & Other	(9,447)	(8,359)

Free Cash Flow (2)	$(7,924)	$535

Changes in Working Capital (3)	75,861	(31,022)
Total Free Cash Flow (2)	$67,937	$(30,487)

Diluted Common Shares Outstanding	29,889,932	28,200,111

Total Free Cash Flow per Share	$2.27	$(1.08)

(1) Capital Expenditures, net represents capital expenditures net of landlord reimbursements.

(2) Free Cash Flow and Total Free Cash Flow are non-GAAP measures. As shown above, Free Cash Flow represents EBITDA less net income attributable to noncontrolling interests, less capital expenditures, less cash taxes, less net cash interest (including interest paid and other).

(3) Changes in Working Capital includes cash acquired in acquisitions.

SCHEDULE 4

MDC PARTNERS INC.

CONSOLIDATED BALANCE SHEETS

(US$ in 000s)

	March 31,	December 31,
	2012	2011

Assets
Current Assets:
Cash and cash equivalents	$35,957	$8,096
Accounts receivable, net	319,154	238,592
Expenditures billable to clients	56,530	39,067
Other current assets	14,517	12,657
Total Current Assets	426,158	298,412

Fixed assets, net	52,352	47,737
Investment in affiliates	192	99
Goodwill	738,233	605,244
Other intangible assets, net	74,113	57,980
Deferred tax assets	15,440	15,380
Other assets	32,122	30,893
Total Assets	$1,338,610	$1,055,745

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities:
Accounts payable	$291,795	$178,282
Accrued and other liabilities	98,835	72,930
Advance billings	167,891	122,021
Current portion of long term debt	1,293	1,238
Current portion of deferred acquisition consideration	67,735	51,829
Total Current Liabilities	627,549	426,300

Long-term debt	369,873	383,936
Long-term portion of deferred acquisition consideration	136,503	85,394
Other liabilities	50,597	14,900
Deferred tax liabilities	51,739	50,724
Total Liabilities	1,236,261	961,254

Redeemable Noncontrolling Interests	108,855	107,432

Shareholders' Equity (Deficit)
Common shares	238,718	228,209
Shares to be issued	424	424
Charges in excess of capital	(62,393)	(45,102)
Accumulated deficit	(257,555)	(231,274)
Stock subscription receivable	(55)	(55)
Accumulated other comprehensive loss	(2,796)	(4,658)
MDC Partners Inc. Shareholders' Equity (Deficit)	(83,657)	(52,456)
Noncontrolling Interests	77,151	39,515
Total Equity (Deficit)	(6,506)	(12,941)

Total Liabilities, Redeemable Noncontrolling Interests and Equity (Deficit)	$1,338,610	$1,055,745

SCHEDULE 5

MDC PARTNERS INC.

SUMMARY CASH FLOW DATA

(US$ in 000s)

	Twelve Months Ended March 31,
	2012	2011

Cash flows (used in) provided by continuing operating activities	$12,404	$(37,146)
Discontinued operations	115	80
Net cash provided by (used in) operating activities	12,519	(37,066)

Net cash provided by (used in) continuing investing activities	33,133	(14,553)
Discontinued operations	-	(159)
Net cash provided by (used in) investing activities	33,133	(14,712)

Net cash provided by (used in) continuing financing activities	(17,718)	47,745

Effect of exchange rate changes on cash and cash equivalents	(73)	46

Net increase (decrease) in cash and cash equivalents	$27,861	$(3,987)